Exhibit 99.2

NEWS RELEASE

Contact:	Jane W. McCahon, Vice President, Corporate Relations (312) 592-5379, jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341, julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS ANNOUNCES REDEMPTION OF 7.6 PERCENT SERIES A NOTES

CHICAGO – Mar. 31, 2011 – Telephone and Data Systems, Inc. (NYSE: TDS, TDS.S) today announced that it will redeem all of its remaining outstanding 7.6 percent Series A Notes due 2041 (NYSE: TDA).  TDS will redeem all $282.5 million aggregate principal amount of the outstanding notes on May 2, 2011, at a redemption price of 100 percent of the principal amount, together with accrued and unpaid interest to the redemption date.

Additional information will be included in a Form 8-K to be filed with the Securities and Exchange Commission. A notice of redemption with instructions is being distributed to registered holders of the notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution that holds notes on their behalf.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone, and broadband services to 7.2 million customers in 36 states through its business units, U.S. Cellular (wireless) and TDS Telecom (wireline). Founded in 1969 and headquartered in Chicago, TDS had 12,400 employees as of Dec. 31, 2010.

Visit www.teldta.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS:  www.teldta.com                                                         TDS Telecom: www.tdstelecom.com

USM: www.uscellular.com

###